Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call
Tuesday, April 27, 2021, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS
Steven Gardner - Chairman, President and Chief Executive Officer
Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
PRESENTATION

Operator
Good day and welcome to the Pacific Premier Bancorp First Quarter 2021 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing star (*), then zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on a touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steven Gardner
Thank you, Betsy. Good morning, everyone. I appreciate you joining us today. As you're all aware, earlier this morning we released our earnings report for the first quarter of 2021. We have also published an updated investor presentation that has additional information on our financial performance. If you have not done so already, we would encourage you to visit our investor relations website to download a copy of the presentation.

In terms of our call today, I'll walk through some of the notable items. Ron Nicolas, our CFO, will review a few of the financial details, and then we'll open up the call to questions. I note that in our earnings release and investor presentation, we have our Safe Harbor statement relative to the forward-looking comments, and I would encourage all of you to read through those carefully.

Our first quarter results reflect the growing strength and discipline of our team, as well as the added benefits from the scale of the organization. We delivered strong financial performance in the first quarter, with net income of $68.7 million, or $0.72 per share, which translated to a return on average assets of 1.37% and a return on average tangible common equity of 16.21%.

Despite the challenges in the current environment, our people are executing at a high level throughout the company. Asset quality remains solid, with no remaining COVID-19 loan modifications.

During the quarter, we added a number of new commercial client relationships that contributed to our non-interest bearing deposits increasing by $292 million, or 20% annualized. The growth in non-interest bearing deposits helped to reduce our deposit costs to 11 basis points, and, in part, led to our net interest margin remaining relatively stable.

Our recurring fee income businesses are performing well and are accounting for a greater percentage of their overall revenue. Later this quarter, we will complete the system conversion of Pacific Premier Trust and simultaneously deploy our customized Salesforce platform, which we utilize throughout Pacific Premier to support business development, data analytics, and client relationship management.
These systems will ultimately improve our ability to scale the trust business as we move into the second half of 2021.

While elevated loan payoffs and a further decline in credit line utilization rates impacted loan growth, in terms of new business development, we had the strongest quarter in our history with more than $1.1 billion in new loan commitments, which was up from $911 million last quarter. This is particularly notable given that the first quarter is typically a seasonally low period for new originations.

As the economy continues to strengthen, we are seeing greater diversification in the mix of loan and deposit relationships across our lines of business, as compared to the prior quarter. The more balanced loan production resulted in an improvement in the average rate on new loan commitments, which increased eight

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
basis points to 3.63% in the first quarter. There were a number of factors that are contributing to the increase in loan production that we are seeing across the portfolio. Our teams are collaborating and working at a high level to develop and close new opportunities with improved efficiency. We are seeing the benefit of scale as a $20 billion institution, in terms of our ability to attract full banking relationships with larger, more sophisticated middle market competence and stronger credit sponsors of commercial real estate projects.

Businesses and investors are exhibiting greater confidence in a sustainable recovery as more of the economy reopens. That confidence is beginning to translate into business expansion, as line utilization rates appear to have hit their low point at the end of the first quarter. Lastly, the current environment is providing our leaders the opportunity to selectively add and upgrade talent to their teams, which is having a positive impact on our capabilities to win new business.

With that, I'm going to turn the call over to Ron to provide a few more details on our first quarter results.

Ronald Nicolas
Thanks, Steve, and good morning. The majority of my comments will be directed on a linked quarter basis.

Overall, total revenue was $185.4 million for the quarter, compared with $191.4 million in the prior quarter, driven by lower interest income primarily due to two less days in the quarter and lower accretion income. Both our efficiency ratio at 48.6% and our pre-provision net revenue as a percent of assets at 1.86% remained strong, highlighting the benefit of our increased operating scale.

The net interest margin came in at 3.55% for the quarter, a decrease of 6 basis points from the prior quarter, as changes in the mix of earning assets and lower loan yields as well as lower accretion income were partially offset by a lower cost of funds. Our core net interest margin, excluding the impact of accretion, decreased two basis points to 3.30%. With a continued margin pressure of excess liquidity and less room on deposit repricing, we see the core NIM in the 3.25% range.

Non-interest income of $23.7 million included $2.3 million in PPP referral fee income in the quarter. We do expect some additional PPP referral fees in the second quarter as the program winds down.

Non-interest expense, excluding merger-related costs came in at $92.5 million compared with $94.5 million in the prior quarter. The cost savings from the Opus acquisition has been fully realized and exceeds the amount we estimated when the transaction was announced last year. Personnel costs were largely flat to the prior quarter and headcount increased to 1,520 from 1,477 at the prior quarter end. Our quarterly non-interest expense should approximate $94 million as we continue to invest in people and technology.

Turning now to the allowance and asset quality, our allowance for credit losses finished the quarter at 2.04%, and the total loss absorbing capacity comprised of the allowance and the remaining fair value discount on acquired loans totaled $371 million at quarter end, or 2.81% of loans held for investment. The factors affecting our allowance for credit losses during the quarter were modest, driven primarily by the economic forecast and model dynamics at the segment level, as well as the portfolio mix. Provision for credit losses was $2 million compared with $1.5 million in the prior quarter, while net charge-offs totaled $1.3 million, down from $6.4 million in the prior quarter.

Overall our asset quality continued to perform well with non-performing assets at 19 basis points of total assets and total delinquencies at 17 basis points of loans held for investment. Given our strong credit quality and the improving economy's impact on our CECL modeling, we are likely to see reserve releases in the coming quarters, although it is not possible to estimate the exact likelihood or magnitude at this time.

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
With respect to the balance sheet, loans decreased during the quarter as we continued to see higher level of pay-offs and lower levels of C&I line utilization, which fell to less than 30% at quarter-end.

Total investment securities were $3.88 billion at quarter-end, a slight decrease from the prior quarter. The yield on our securities portfolio remained stable at 1.71% and the duration increased to 6.2 years.

During the first quarter, we grew total deposits by over $500 million, or 12% on an annualized basis. Notably, we grew non-maturity deposits by nearly $800 million, an increase of 5% on a linked quarter basis, as we continue to price down our higher cost retail CDs and run-off our broker CDs.

As noted in our release, we redeemed $25 million of high-cost debt early in the second quarter after paying off some higher cost FHLB term borrowings this past quarter, as we continue to look for ways to lower our cost of funds and support our NIM.

With that, I'll hand it back to Steve.

Steven Gardner
Great. Thanks, Ron.

In summary, the momentum we are seeing in business development is resulting in a growing loan pipeline that now exceeds $2 billion. Based on the positive trends we are seeing and contributions coming from all areas of the bank, we are more confident today that loan growth will accelerate as we move through the year. In addition, as the economy further strengthens, we anticipate an increase in credit line utilization rates as business investment expands and new projects come online. This should lead to a remix of the balance sheet and drive an expansion in net interest income.

Given our consistent financial performance and our increase in confidence in the outlook for the economy, we have increased our dividend by 10% to $0.33 per share. During the first quarter, we initiated a stock repurchase program and have bought back approximately 200,000 shares. With our strong capital ratios, conservative risk profile, and expanding earnings, we are able to increase the capital return to our shareholders, while also being well-positioned to support both organic and acquisitive growth. We continue to pursue acquisitions and merger partners throughout the Western U.S. that can add meaningful earnings accretion and scale to our franchise.

That concludes our prepared remarks, and we would be happy to answer any questions. Betsy, could you please open up the call for questions?

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star (*), then two (2). At this time, we will pause momentarily to assemble our roster.

Our first question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning, guys. I had a couple of questions. I guess, Steve, in your closing remarks, you talked about the loan pipeline strength and expectations for accelerating loan growth later in the year. Does

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
that inform the decision to allow the cash balances to grow on balance sheet versus investment in this quarter, just as you're anticipating the need for that liquidity to fund growth later in the year?

Steven Gardner
That's part of it, Gary. I can't see us running the full quarter at the level of cash that we do have on the balance sheet. It's also too about being mindful of the level of deposit flows. They continue to obviously be strong. Again though, I don't suspect we're going to be carrying $1.5 billion of cash throughout the remainder of the quarter or something near it.

Gary Tenner
Okay. Thanks. And then, on the credit side, obviously, the metrics look really good, but the multifamily allowance for credit losses jumped out at me in terms of the sequential quarter increase. I think it was $17 million. Is that just driven by growth and increased commitments in the space, or is there anything else that you're seeing in the segment that's giving you any cause for concern?

Steven Gardner
I'll talk about it generally and then Ron can jump in and add any additional color. It's really driven in part by the model, Gary, that we utilize, which is Moody's. And their forecast and what's seen on a national level. That's something that we'll certainly take a look at as the model continues to be refined and we all have added experience as we estimate any number of factors in the model itself.

Ron, do you want to provide any greater detail color on it?

Ronald Nicolas
Sure, Steve. Thanks. Yes, Gary, you certainly noted the one increase we did see – one meaningful increase – in the reserve levels. Specifically in the Moody's model, the REIS CRE and multifamily pricing, the multifamily pricing deteriorated a little bit in terms of both rents and vacancies. They're describing in some of their analysis and white papers, which you can pick up, continued – a lag, and the impact there. So, that's really – we had been hovering in that 120 basis point to 130 basis point reserve level, and as you saw, it spiked to 150. So, it's strictly a function of the model itself, and we did not see, or do not see, any kind of deterioration in our own portfolio.

Gary Tenner
All right. I appreciate the color on that. And then just finally in terms of pricing competition, any thoughts there? I mean, it seems like we're still hearing anecdotally about some banks doing long-term fixed rate loans at pretty low rates. Have you seen any kind of moderation of the pricing or loans just coming on at floors right now and that's the environment?

Steven Gardner
We haven't seen any real material change in pricing in the marketplace.

Gary Tenner
All right, guys, thank you for taking my questions.

Operator
Our next question comes from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Hi. Good morning, guys. Maybe the first one on the NIM outlook of 3.25%. I assume that's for the upcoming quarter, but it also sounds like you're going to be holding less cash going forward, and remixing assets, and higher yielding assets. So, I guess, I'm a little surprised that you expect the margin to be down a little bit.

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
And just want to confirm that, that's for the upcoming quarter and does that contemplate – I assume you're thinking an expansion in the back half, if that's the case?

Steven Gardner
That estimate is for the current quarter. And really, where we stand heading into the quarter, we would expect, as I said in my comments, that as the balance sheet remixes, as loan growth accelerates, we do a remix in the balance sheet and that should benefit the net interest margin. That is our expectation.

Matthew Clark
Okay. And on the prepays and payoffs, do you happen to have those numbers this quarter versus last? Just trying to get order of magnitude there. I mean, we can back into a plug, but if you had them, I'd take them.

Steven Gardner
Ron, do you have that number handy?

Ronald Nicolas
Yes. Matt, I don't have it handy here. I'll look at it here in a moment. I will tell you, that the prepays were down just a smidgen, but they were still pretty high in terms of our historical levels. And again, the line utilization really was the new item that impacted our loan growth quarter-to-quarter this quarter. But I'll circle back later on the call, Matt, on that.

Matthew Clark
Okay. Thank you. And it does sound like utilization rates have hit a bottom at the end of the quarter. Have you seen usage pick up here in April? Any color there?

Steven Gardner
Yes. We have. Whether that's sustainable remains to be seen. But it does appear that by the end of March, we had hit the bottom, which was, as Ron had mentioned, below 30%. And we have seen that move up modestly in the first couple of weeks here in April. And that trend seems to be holding here. So, we'll see. We believe it's reflective of, again, improving confidence in the economic recovery.

Matthew Clark
Okay. And then last one from me, just on M&A. It sounded like coming out of the last quarter your focus was on primary versus secondary targets. Has that changed at all, and any update in that level of activity?

Steven Gardner
We're still looking at all options. There are certainly some that are more attractive than others. Getting transactions done, properly structuring them, pricing them and ensure that they're going to create long-term shareholder value is always a challenge. But, we continue to pursue those various opportunities and we still fundamentally believe this is a consolidating industry. Scale matters and where you can build scale with partnering with strong complementary institutions makes a lot of sense.

Matthew Clark
Great. Thank you.

Ronald Nicolas
Hi, Matt. Matt, this is Ron, I'll just tell you that between the maturities and the payoffs there were $740 million this particular quarter and last quarter was about $840 million approximately.

Matthew Clark
Okay. Thank you.

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript

Ronald Nicolas
You're welcome.

Operator
Our next question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi. Good morning, everybody.

Steven Gardner
Good morning, David.

Ronald Nicolas
Good morning.

David Feaster
It was great to see a record quarter of loan originations. I'm just curious what you're seeing drive that. I mean, do you think it's more of a function of just the improved economic outlook and clients being more confident in investing? Or, is it more that you're gaining share, just given the new hires that you've had and some of them – the ability to move upstream? And then just taken the origination activity and the increased pipeline and prospects for increase in C&I utilization, how do you think about growth for the year? I mean, do you think mid-single digits is kind of a reasonable expectation?

Steven Gardner
David, you cut out a little bit there. But I think I understand your question. The new production is really being driven by a multitude of factors. The larger scale of the organization and our ability to attract larger, more sophisticated clients. And whether that's through our treasury management offerings, the relationships that some of the folks that have joined the organization in the past year bring to it. Plus we're seeing a little bit of increased level of demand.

And then lastly, there's the integration with the Opus team. And that team, whether it's the commercial real estate side, the C&I – they are working very well together, along with the credit team. And so, we're just able to move those opportunities through the system more quickly. So, all of those things are driving the increase in production and the strength in the loan pipeline. From the line utilization rates, as I mentioned earlier, it seems to have come off its low from the first quarter. We're hopeful that that continues throughout the quarter and into the year as the economy expands.

As far as loan growth, we don't give guidance because that's just very difficult to forecast in this environment. We're far more focused on the activities and the behaviors that we know drive new business relationships and focus on making sure that we're serving our existing clients well.

David Feaster
Okay. That's helpful. And I'm pleased to see the increased contribution from the escrow business in the quarter. I'm just curious whether you started to see an increased deposit contribution there as well. And then, just any updates on the Trust business. AU – assets under custody you need to grow, just curious how client growth has trended and any updates on those lines maybe some expectations just once we get those businesses converted?

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript
Steven Gardner
Sure. I think from the escrow side, we're seeing some nice synergies with the existing loan production that we're doing and the referrals from that business to the escrow and vice versa. Again, it's reflective of the teams working well together.

The Trust business, as I mentioned, will convert their systems, their core operating system here this quarter. The team has worked tremendously hard to ensure that that is going to go through smoothly. It's a great opportunity to us – for us to retool that business and deploy greater technology not only through the core system but through our Salesforce platform.

And we think the opportunities there are fairly attractive and we're optimistic that the growth in that line of business here in the second half of the year and into 2022 will begin to accelerate. And it's really been focused on getting the people and the talent in place there, in the Trust business. And that foundation built around the processes and the core operating system.

David Feaster
Okay. And you touched on something I wanted to shift gears to, just following up on your commentary on technology. You talked in your prepared remarks about continued investment. I guess, how do you think about technology and where are you focusing your incremental investments going forward? You talked about Salesforce across organizations and we talk about API banking, just I wanted to get an update on the tech front and some of the initiatives that you have under way and what's on the docket?

Steven Gardner
Sure. It's continued improvement and in those proprietary and customized systems that we have, in adding products and services through treasury management. It's leveraging the existing technology, continuing to push out that use of digitization and online banking, that utilization from our clients. It's, in part, drives part of our efficiencies. The relatively low number of branch locations that we have, and we'll be consolidating a couple of more branches here in the second quarter. And in large, measure technology has allowed us and helped drive those efficiencies in the organization. But it's really throughout our platform and taking what we've learned and seeing where we can deploy that and develop new technologies that are complementary to the businesses that we have in place.

David Feaster
Okay. That's great color.

Steven Gardner
I think you know, David, we don't telegraph or tell folks a lot about what we're going to do. Once we've done it, we roll it out, we might mention it at that point.

David Feaster
That's understandable. Thanks, everybody.

Operator
As a reminder, if you have a question, please press star (*), then one (1) to be joined into the queue.

Our next question comes from Jacque Bohlen from KBW. Please go ahead.

Jacque Bohlen
Hi, Steve and Ron. Good morning.

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript

Steven Gardner
Good morning, Jacque.

Jacque Bohlen
Wanted to touch on the FTEs. If I wrote it down correctly in prepared remarks, it looks like it went up on a linked quarter basis. So, just wanted to see what the driver of that was.

Steven Gardner
It's continuing to add talent to the organization and invest in people.

Jacque Bohlen
Okay. And I would have guessed a lot of that is producers?

Steven Gardner
Yes. That is certainly a key part of it. Go ahead, Ron.

Ronald Nicolas
Yes. I was just going to say, Steve, yes, that is correct. A fair amount were the increase of 43 were producers.

Jacque Bohlen
Okay. And were they later-quarter adds, and that plays into some of the increased overall expense level that you are expecting in the second quarter?

Steven Gardner
That's correct Jacque. Yes. They were more in the quarter-end area.

Jacque Bohlen
Okay. And then, Steve, correct me if I'm wrong on any of this, but I would just expect – I know we've been talking about, for years, continued investment, and the last conversation centered on a lot of that. So, just continuing to find people that you feel is beneficial to the organization, doing some talent upgrades where you can and pulling people from other institutions – that's just going to be kind of a continual ongoing item?

Steven Gardner
It always has been, and it always will be, Jacque. And that's the way we think about it. Whether it's technology or people, we are constantly seeking to improve at the organization.

Jacque Bohlen
Okay. And then just one little housekeeping one for me. In terms of the debt redemption in April, I just want to double check that that expense is not included in the first quarter. It'll be in the second quarter's rate, right?

Ron Nicolas
That is correct.

Jacque Bohlen
Okay. Great. Thank you.

Steven Gardner
You're welcome.

Pacific Premier Bancorp, Inc.
Q1 2021 Earnings Conference Call Transcript

CONCLUSION

Operator
This concludes our question-and-answer session. The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.